UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

CHIRON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RULE 14a-12 LEGEND

Participants in Solicitation

Chiron Corporation and Novartis AG and their respective directors & officers may be deemed to be participants in the solicitation of proxies from Chiron shareholders in connection with the merger. Information about the directors and executive officers of Chiron and their ownership of Chiron’s stock is set forth in the proxy statement for Chiron’s 2005 Annual Meeting of Shareholders.

Investors can obtain more information when the Schedule 13e-3 and the proxy statement become available. Investors should read the Schedule 13e-3 and proxy statement carefully when they become available before making any voting decision.

Daniel Vasella — Chiron Statement

Dear Chiron associates.

I would have preferred to be with you today in person.  However, I know that Dr. Jörg Reinhardt is with you today and I know that he will be able to address all the questions you might have and explain to you not only the strategic rational for our transaction which we announced on Monday but also to address some of the strategy and implementation questions which you might have.

A situation like you have been going through in the recent months, I know does raise lots of questions and maybe even sometimes uncertainty and anxiety, but at the same time I also believe it is a time where changes can be made and opportunity grasped and the future rebuilt.  I know that in the vaccines business you had your fair share of challenges but I also know that you have been working very hard at fixing them and that substantial progress has been achieved meantime.  The diagnostics business is being well run, growing dynamically and is very profitable and I don’t anticipate any specific changes while the biggest change may occur in the biopharmaceuticals business which will be fully integrated in the Novartis Pharma business worldwide.

So, we have had as intention very clearly to add whatever we have as know-how and assets to make the Chiron operations even more successful in the future.  So, this entails technical know-how, it entails investments and we very clearly intend to continue to invest in all businesses in order to ensure future growth and improve the prospects.

The core of our strategic intent is, and remains, innovation.  So, while we will focus in fixing still outstanding quality and capacity issues in the vaccines business, we will certainly invest and continue to invest into innovation and I know that Dr. Rappuoli has done an outstanding job in leading this effort in the past and I count and we count on him in doing so in the future.

There will be changes although we will plan them carefully it is impossible for me today to anticipate everything which will happen but you will have one commitment from our side which is that we will keep you informed in a complete and timely fashion so we can keep this period of uncertainty as short as possible.

I would also like to take the opportunity to thank Howard Pien for his anticipated collaboration and his efforts in fixing the issues we know have occurred about a year ago and

I am glad to know that he and Jörg will discuss whatever we can discuss until we have regulatory approval and move forward in a swift way.

I wish you a lot of success.  I hope you will quickly recognize how great a leader Jörg Reinhardt is once he is in place.  Under his leadership I have to say, Novartis Pharmaceuticals and its development activities have reached a world class standard in respect to the quality, the speed and the productivity of the development activities.  So I have no doubt that based on his technical experience and his leadership skills we will move together ahead with full success.